Exhibit 99.2

Vesper Healthcare Acquisition Corp. Announces Closing and Full Exercise of Underwriters’ Over-Allotment Option

Gross proceeds of $460 million raised in the IPO

MIAMI BEACH, Fla., Oct. 2, 2020 /PRNewswire/ -- Vesper Healthcare Acquisition Corp. (NASDAQ:VSPRU) today announced the completion of its initial public offering of 46 million units at a price of $10.00 per unit, which includes 6 million units issued pursuant to full exercise of the underwriters’ over-allotment option, for aggregate gross proceeds to the Company of $460 million.  The Company’s units began trading on the Nasdaq Capital Market under the symbol “VSPRU” on September 30, 2020.  Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share.  Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “VSPR” and “VSPRW,” respectively.  No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the pharmaceutical and healthcare sectors.  Vesper Healthcare is led by Chief Executive Officer, Brent Saunders.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as the joint book-running managers for the offering.

The offering was made only by means of a prospectus.  Copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com, or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on September 29, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Manisha Narasimhan, PhD
CFO, Vesper Healthcare Acquisition Corp.
Manisha.narasimhan@vesperhealth.com

SOURCE Vesper Healthcare

Related Links

http://www.vesperhealth.com